Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202 Noonan Russo Emily Poe 212-845-4266

Barrier Therapeutics Appoints Carol Raphael to Board of Directors

Princeton, NJ, July 18, 2005 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced the appointment of Carol Raphael to its board of directors, to be effective August 1, 2005. Ms. Raphael replaces Andrew N. Schiff, M.D., Managing Director, Perseus-Soros Management, LLC, who served as a director of Barrier Therapeutics since May 2002. Ms. Raphael has also been appointed as a member of the company’s Audit Committee.

“I am delighted to welcome Ms. Raphael to our Board of Directors. Her extensive experience in the healthcare industry, particularly with Medicare policy, will be invaluable to Barrier as we continue to expand on our commercialization efforts,” said Geert Cauwenbergh, Ph.D., Chairman and CEO of Barrier Therapeutics. “I would also like to thank Dr. Schiff for his service to the company. We appreciate his valuable contributions and advice, which have helped Barrier evolve from a start-up entity into a commercial, publicly traded company.”

Ms. Raphael currently serves as the President and Chief Executive Officer of the Visiting Nurse Service of New York, the largest nonprofit home health care organization in the U.S. Prior to joining the Visiting Nurse Service, Ms. Raphael was Director of Operations Management at Mount Sinai Medical Center in New York City. Before that, she worked at the New York City Human Resources Administration for 10 years, ending in the position of Executive Deputy Commissioner of the Income and Medical Assistance Administration. In this capacity, she was responsible for managing the Medicaid, Income Maintenance, Food Stamps, HIV services and home health care programs.

Ms. Raphael was a member of the Medicare Payment Advisory Commission (MedPAC), the commission that advises Congress on Medicare payment and policies from 1999 to 2005. She has served on several Robert Wood Johnson national advisory committees and currently chairs its Better Jobs, Better Care Initiative. Ms. Raphael also currently serves on the Boards of Excellus/Lifetime Healthcare Company, Future Health Corporation, the American Foundations for the Blind and Pace University. She has an M.P.A. from Harvard University’s Kennedy School of Government and has completed its senior executive program.

About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets Solagé(R) (mequinol 2%, tretinoin 0.01%) Topical Solution in the U.S. and

Barrier Therapeutics Appoints Carol Raphael to Board of Directors

Canada for the treatment of solar lentigines, a common condition also known as “age spots”, and recently obtained the Canadian distribution rights for Vaniqa(R) (13.9% eflornithine hydrochloride) for slowing the growth of unwanted facial hair in women. Barrier has eight product candidates in various stages of clinical development. The four most advanced product candidates include one for the treatment of diaper dermatitis complicated by candidiasis, which is under FDA review, and three products, which are in or entering Phase 3 clinical trials for the treatment of seborrheic dermatitis, onychomycosis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada.
Web site: http://www.barriertherapeutics.com.

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